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                                                                   EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY INCLUDE:

JMAR Research, Inc. (a California corporation)

JMAR Precision Systems, Inc. (a California corporation)

JMAR Semiconductor, Inc. (a California corporation)